Exhibit 10.24

Independent Contractor Agreement

This Independent Contractor Agreement (“Agreement”) is dated as of January 2, 2013 and effective as of January 1, 2013, by and between Marriott Ownership Resorts, Inc., with a principal place of business located at 6649 Westwood Boulevard, Orlando, FL 32821 (“MORI”), and RAMCO Advisors, LLC , with an address of 3114 Winged Foot Dr. Lakeland, FL 33803 (“Contractor”).

WHEREAS, MORI is in the business of developing, marketing, selling and managing vacation ownership and related products,

WHEREAS, Contractor has substantial experience in the vacation ownership industry, with expertise in new business design, merger and acquisition projects, and leadership of special project teams; and

WHEREAS, Contractor has specialized knowledge of vacation ownership industry trends and a network of contacts throughout the industry that includes the leadership of prominent industry organizations;

NOW, THEREFORE, the parties agree as follows:

Section 1. Services. MORI hereby engages Contractor to provide and perform during the term of this Agreement the services, duties and responsibilities described in this Agreement, including the specific services described in Schedule A (“Services”), in accordance with such standards and specifications as may be set forth in Schedule A and such other standards as MORI may reasonably establish on prior notice to Contractor.

Section 2. Fees. In exchange for the Services, MORI shall pay Contractor the fees set forth in Schedule A when submitted by invoices. Invoices should be submitted on a monthly basis as set forth in Schedule A and should identify the general nature of the Services provided for the preceding month.

Section 3. Term. This Agreement shall begin as of the date this Agreement is signed, unless otherwise specified, and shall continue until December 31, 2015, unless terminated sooner as hereinafter set forth.

Section 4. Control of Services. Except as set forth in this Agreement, MORI shall neither have nor exercise any control or direction over the methods by which Contractor performs Contractor’s work and functions; the sole interest and responsibility of MORI is to ensure that the services covered by this Agreement are performed in a competent, efficient and satisfactory manner. Except as may be otherwise set forth in this Agreement, contractor shall exclusively control Contractor’s hours and other working conditions.

Section 5. Tools and Equipment. Except as set forth in Schedule A, Contractor agrees to provide any special materials, tools and equipment that are needed by Contractor in performing Services under this Agreement.

Section 6. Relationship of the Parties. The parties hereby agree that they are at all times acting as independent contractors who have entered into this Agreement on the terms and conditions set forth in the Agreement. Nothing in this Agreement will be construed or deemed to create a relationship of employer and employee or principal and agent between MORI and Contractor, and Contractor agrees not to assert that the relationship with MORI is other than an independent contractor relationship. This obligation will survive any termination of this Agreement.

Section 7. Policies and Conduct. Contractor shall respect the premises and comply with the security and other applicable policies of MORI while working on a MORI owned or operated property (“MORI Site”). While on the premises of any MORI Site or while in the company of MORI customers or potential customers, Contractor will be subject to the rules and regulations of that MORI Site, and will conduct themselves in a manner consistent with the standards, quality and image of the MORI Site. In keeping with the practices of any MORI Site, Contractor will wear proper attire on premises. MORI may provide the use of an office(s) or computer equipment for the use of the Contractor MORI’s option. MORI may require the removal from the premises of Contractor for failure to comply with Schedule B. Contractor shall sign and acknowledge the Information and Systems Protection Acknowledgment for Temps. Consultants, and other Contractors as set out in Schedule B.

Section 8. Licenses and Permits. Contractor shall obtain and keep valid and in force at all times any licenses or permits required to perform the Services. If any license or permit is no longer valid and in force for any reason: (i) Contractor shall notify MORI immediately, and (ii) MORI may immediately terminate this Agreement.

Section 9. Compliance with Employment-Related Laws. Contractor is solely responsible for compliance with all federal, state and local laws, rules, regulations, and ordinances that apply to Contractor or Contractor’s employment relationship with others, including without limitation responsibility for maintaining all records and complying with all requirements for federal, state and local wage and hour purposes, including exemption certificates, I-9 forms, wages, social security, income, unemployment and other taxes or insurance including workers’ compensation insurance incident to employment.

Section 10. Taxes. Contractor is responsible for payment of any taxes (including all federal, state and local employment taxes) applicable to Contractor’s performance under this Agreement.

Section 11. Warranty. Contractor represents and warrants that:

(a) The Services (i) will be performed in a timely, professional, and workmanlike manner, in compliance with applicable industry standards and in accordance with the requirements of this Agreement; (ii) will comply with applicable laws, rules, or regulations; (iii) will not violate or infringe upon the rights of third parties, including contractual, employment, trade secrets, proprietary information, and non-disclosure rights, or any trademark, copyright, or patent rights; and (iv) to the extent consisting of deliverables, will be technically correct and based upon MORI furnished criteria and upon any other information or documents mutually agreed upon by the parties.

(b) Contractor has complied with all applicable legal requirements, including, without limitation, those related to immigration status, taxes, and insurance.

(c) Contractor is qualified to act as a vacation ownership industry consultant and has experience in new business design, merger and acquisition projects, and leadership of special project teams, as well as knowledge of vacation ownership industry trends and a network of contacts throughout the industry that includes the leadership of prominent industry organizations.

(d) Contractor is familiar with the U.S. Foreign Corrupt Practices Act of 1977 as amended from time to time (“FCPA”) and its purposes, including inter alia its prohibition of the payment or giving of anything of value by a United States company to an official of a foreign government for the purpose of influencing an act or decision in such individual’s official capacity or inducing him to use his influence with the foreign government to assist a company in obtaining or retaining business for or with or directing business to any person; none of Contractor’s compensation will be used by it for any purpose which would constitute a violation of any law, including the FCPA; no payment, gift, offer or promise of anything of value has been made or will be made by Contractor, or any of its officers, employees, shareholders, agents, principals, representatives or affiliates, directly or indirectly to any foreign official for purposes of influencing such official in violation of the FCPA.

(e) Neither Contractor nor any of his employees, officers, directors, shareholders, principals or affiliates is or will be a person or entity described under Section 1 of U.S. Executive Order 13224, issued on September 23, 2001, or a Specially Designated National or Blocked Person (as listed at www.ustreas.gov/offices/enforcement/ofac), or otherwise a person with whom MORI, or its affiliates are prohibited from transacting business.

(f) Contractor hereby represents and covenants that he, as well as his employees, if any, will at all times comply with all applicable anti-money laundering and anti-terrorist financing laws.

(g) Contractor shall be the sole employer of all personnel involved in providing the services contemplated by this Agreement and shall be solely liable for any obligations relating to employment of such personnel.

Section 12. No Conflict of Interest. Contractor may perform services similar to the Services for third parties in Contractor’s sole discretion; provided, however, that (i) the performance of such similar services shall not be deemed a justification or excuse for any failure to perform hereunder, and (ii) Contractor shall notify MORI of any actual or perceived conflict of interests, and may not perform such similar services if MORI declines to waive such conflict of interest.

Section 13. Termination. MORI may terminate this Agreement as follows: MORI may terminate this Agreement on thirty (30) days’ prior written notice if Contractor fails to perform any of Contractor’s obligations under this Agreement, and Contractor fails to remedy such failure within 30 business days of receipt of notice. MORI or Contractor may, in addition, terminate this Agreement at its convenience on 30-business days’ prior notice. If Contractor has not completed the Services by the expiration or termination of this Agreement, MORI shall not be obligated to pay any amounts that exceed the reasonable value of Services received from Contractor by the expiration or termination date. MORI may, at its discretion, suspend performance of all or part of the Services during the termination notice period. Upon termination for any reason, each party shall immediately return to the other any property, documents and information belonging to the other that is in its possession, subject to any rights in such property, documents and information that may exist under this Agreement.

Section 14. Indemnification. Contractor agrees to defend, indemnify and hold harmless MORI and its directors, officers, employees, and agents, from and against any and all claims, damages, costs, expenses, or liability, based upon, arising out of, or in any way related to the Services or any breach of this Agreement by Contractor, including, but not limited to, any negligence, willful misconduct, or other tortuous act or omission. MORI agrees to defend, indemnify and hold harmless Contractor and its directors, officers, employees, and agents, from and against any and all claims, damages, costs, expenses, or liability, based upon, arising out of, or in any way related to the Services or any breach of this Agreement by MORI, including, but not limited to, any negligence, willful misconduct, or other tortuous act or omission. This Section 14 will survive any termination of this Agreement for a period of twenty four months.

Section 15. Insurance. Contractor shall carry and maintain at Contractor’s own cost and expense the following: ( Automobile liability insurance including all owned, non-owned, and hired vehicles used in conjunction with the Service for bodily injury or property damage with combined single limit of not less than $ $500,000 each occurrence; and (iii) Worker’s Compensation insurance as and if required by applicable law. All policies shall be specifically endorsed to provide that the coverages obtained by virtue of this Agreement will be primary and that any insurance carried by MORI shall be excess and non-contributory. All policies shall be specifically endorsed to provide that such coverage shall not be canceled or materially changed without at least thirty (30) day’s prior written notice to MORI. Contractor shall deliver certificates of insurance and any renewals thereof to MORI, which evidences the required coverages.

Section 16. Liability. In no event shall MORI be liable for special, incidental, or consequential damages resulting from any breach of this Agreement, even if it has been notified of the possibility of it. In no event shall Contractor be liable for special, incidental, or consequential damages resulting from any breach of this Agreement, even if it has been notified of the possibility of it. This Section 16 shall survive termination of this Agreement for a period of twenty four months.

Section 17. Works Made for Hire. All information, reports, studies, computer programs (object or source code), customer lists, work products, works of authorship, creative or audiovisual works, and other tangible or intangible material produced by or as a result of the Services shall be the sole and exclusive property of MORI, it being intended that such material shall be “works made for hire,” of which MORI shall be deemed the author. To the extent that notwithstanding the foregoing such material is not deemed “works made for hire” under applicable law, Contractor hereby irrevocably grants, assigns, transfers, and sets over unto MORI all right, title, and interest of any kind, nature, or description in and to such material (including copyright, trade secret, and patent rights). Contractor shall be entitled to use the materials only as permitted in this Agreement. Contractor agrees to execute any documents requested by MORI to evidence MORI’s ownership of such material, including, without limitation, documents evidencing the assignment of copyrights to MORI or any documents required in connection with the registration of copyrights in the material produced hereunder. All materials produced as a result of the services shall be marked as follows: “Copyright 201    , Marriott Ownership Resorts, Inc. All rights reserved” or such other notice designated by MORI. This Section 17 shall survive termination of this Agreement.

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Section 18. Confidential Information. Contractor acknowledges and agrees that the tangible and intangible information obtained or developed in connection with the performance of this Agreement is deemed by MORI and shall be considered by Contractor to be confidential and proprietary information owned exclusively by MORI (“Confidential Information”). Contractor shall not disclose MORI’s Confidential Information to any other entity or person without MORI’s prior written consent. Contractor shall not (i) make any use or copies of the Confidential Information except as required to provide the Services, (ii) acquire any right in or assert any lien against the Confidential Information, (iii) sell, assign, lease, or otherwise dispose of Confidential Information to third parties or commercially exploit such information, (iv) refuse for any reason to promptly return Confidential Information to MORI if so requested. Upon termination of this Agreement, Contractor shall promptly return, or if so requested destroy, any Confidential Information in Contractor’s possession (including all copies thereof). Contractor agrees to notify MORI promptly and in writing of any circumstances of which Contractor has knowledge relating to any possession, use, or knowledge of any portion of the Confidential Information by any unauthorized person. This Section 18 shall survive termination of this Agreement for a period of twenty-four months.

Section 19. Publicity. “MORI Marks” shall mean the names and trademarks (whether or not registered) of Marriott Ownership Resorts, Inc., and its affiliates. MORI Marks shall be the sole and exclusive property of MORI, which shall own all right, title and interest therein. Contractor agrees not to claim any right, title or interest in MORI Marks or to challenge MORI’s rights therein. All use by Contractor of MORI Marks and the goodwill generated thereby shall inure to the benefit of MORI. Contractor shall not use MORI Marks in any marketing or publicity-related communication to a third-party (including but not limited to advertisements, press releases, web site listings, direct-mail campaigns, marketing collateral and customer lists), unless MORI has given its prior written approval in each instance. Contractor shall immediately cease any use of MORI Marks which is not approved by MORI. Any approval granted by MORI for use of MORI Marks is temporary, and may be withdrawn by MORI on prior written notice. Contractor may only use MORI Marks specifically as provided herein. Contractor may not copy a particular use of MORI Marks from an approved communication for use in a separate, unapproved communication. MORI has the right to review and approve all copy, images, placement on page, etc. prior to circulation, and may restrict circulation (e.g., require that particular communications be provided only on a confidential basis to a Contractor’s prospective customers). Unless specifically identified above, any approval hereunder shall apply only to the use of trade names, and not to the use of any logos or other stylized or graphical Marks. Use of MORI Marks is provided as is, without warranties of any kind. In no event will MORI be liable for any direct, indirect, consequential, incidental, punitive, or other damages, losses, costs, or expenses under this Agreement or otherwise relating to use of MORI Marks, whether arising in tort or contract, including but not limited to lost profits, even if advised of the possibility of such damages.

Section 20. Audit. On ten business days’ notice and during regular business hours, MORI shall have the right to inspect, copy and audit the records of Contractor in connection with all matters related to this Agreement in order to evaluate compliance of Contractor with this Agreement, including, without limitation, compliance by Contractor with legal requirements.

Section 21. Assignment and Sub-Contracting. Contractor’s rights and obligations under this Agreement may not be assigned, delegated, or subcontracted by Contractor in whole or in part without the prior written consent of MORI.

Section 22 Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be served personally, delivered by certified mail or commercial overnight delivery, postage prepaid with a return receipt requested, addressed to the other party as follows (or to such other persons or places as a party may designate in writing):

MORI:	Marriott Ownership Resorts, Inc.
ATTN: James H Hunter, IV
Executive Vice President & General Counsel
Marriott Vacations Worldwide Corporation
6649 Westwood Blvd.
Orlando, FL 32821

Contractor:	RAMCO Advisors, LLC.
Robert A. Miller, President
3114 Winged Foot Dr.
Lakeland, FL 33803

Section 23 Miscellaneous. This Agreement may not be modified or altered except by a written instrument executed by both parties. The failure of either party to exercise in any respects any right provided for herein shall not be deemed a waiver of any rights. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior proposals, understandings, and all other agreements, oral and written between the parties relating to such subject matter. This Agreement shall be governed by the laws of the state of Florida without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

RAMCO Advisors, LLC:	MARRIOTT OWNERSHIP RESORTS, INC.:

/s/ Robert A. Miller	/s/ Stephen P. Weisz
ROBERT A. MILLER	BY:	STEPHEN P. WEISZ
President		President

SCHEDULE A

FEES AND SERVICES

1.	Contractor shall perform services based on a work arrangement of time equal to approximately 100 eight hour days or the equivalent number of partial days and/or whole days per year. Attendance at industry conferences and meetings shall be considered as time worked under this Agreement. Contractor shall not be required to maintain or submit detail work records. Services shall include the following as may be assigned from time to time by MORI:

a.	Provide strategically focused capacity on selected projects

b.	Engage with senior executive talent

c.	Apply talent and timeshare industry experience in designated areas and projects

•	Lead special projects as directed

•	Lead or participate in merger and/or acquisitions teams

•	Participate in new business design and/or implementation teams

d.	Participate in regulatory and political work by representing MORI before federal and state legislatures and regulatory agencies, and in industry organizations including the American Resort Development Administration (ARDA) and the Urban Land Institute (ULI). Advocate on behalf of MORI and/or the industry.

e.	Maintain senior level industry contacts and insights and apply to formulation of strategic advice to MORI

2.	Success indicators shall include the following, without limitation:

a.	Special project and assignment outcomes as measured by to be defined metrics

b.	New business venture(s) outcomes

c.	Effective ARDA participation and representation of MVWC issues

d.	Regulatory or political process participation and outcomes

Attainment of these success indicators shall be assessed for MORI by its President.

3.	The fees for the services shall be: $420,000 per year.

4.	Payment Terms: $35,000 per month. Invoices shall be submitted to Stephen P Weisz at MVWC.

MORI shall pay properly submitted invoices within thirty (30) days after receipt thereof.

MORI will reimburse Contractor for any and all reasonable out-of-pocket expenses, such as travel and ARDA and ULI (Urban Land Institute) organizational dues. All travel reimbursements will be subject to the guidelines contained in and in accordance with MORI Travel Policy established in Marriott Vacations Worldwide Corporation Policy (MVWP) 44.

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SCHEDULE B

INFORMATION AND SYSTEMS ACKNOWLEDGEMENT FOR TEMPS, CONSULTANTS AND OTHER CONTRACTORS

/s/ Robert A. Miller
Signature

Robert A, Miller
Printed Name

December 19, 2012
Today’s Date

By signing above, I hereby acknowledge and agree to the following:

Information Protection and Confidentiality

As part of my assignment I will be given access to information about MORI and its business, in a variety of formats (paper, electronic, oral communications). This information, other than that which is already publicly available, is proprietary and confidential to MORI and I am responsible for keeping it confidential. I will not reproduce, disclose, or distribute MORI information in any way unless I am instructed to do so by MORI. If in doubt, I will not disclose information without seeking clarification from MORI. I may only use MORI information to perform my duties for MORI, and for no other purpose. As is the case for MORI associates, my access and use of MORI computer resources may be monitored by MORI at any time, with or without notice, and shall not in any way be deemed to be private or personal to me.

Use of MORI’s Systems

When using the Company’s e-mail and Internet access capabilities, I will abide by the following:

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The Internet is provided for business use. Inappropriate and offensive sites, such as those containing or promoting sexually explicit content, gambling, hate speech or criminal activity should never be accessed in the workplace or through the use of MORI computers and computing resources.

•	E-mail messages may be required to be disclosed in legal proceedings and should be composed with dignity and care, as should all documents written on MORI’s behalf.

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MORI’s non-solicitation guidelines state that e-mail may not be used to communicate advertisements, commercial announcements or solicitations for membership or subscriptions from any public or private enterprises.

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Think before you send! Any message that is sent can be misdirected or easily forwarded to someone else without consent. Special care should be taken when communicating sensitive or confidential information to ensure that it is appropriate for the intended recipients to be privy to the information being sent.

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A message should never be sent if it could be perceived as offensive by another. Derogatory expressions should never be used. (Examples include jokes, slogans, cartoons or other material of an offensive nature related to a person’s race, color, national origin, sex, religion, sexual orientation, age, disability or veteran status.)

•	E-mail chain letters should not be sent or forwarded. These letters are not only annoying, they add unnecessarily to an already high volume of e-mail traffic.

•	Messages should be distributed only to those who will benefit from it. When posting a message to an e-mail bulletin board or public folder, remember that everyone can view it.

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E-mail attachments from unknown senders should not be downloaded or opened. If a virus is suspected or known to be in a file, the file should not be opened or forwarded. IR Systems Support should be contacted immediately at 240-632-6000 to report the problem.

•	Software should not be installed on a MORI computer or network without the express consent of the MORI Technology Management Center (TMC) at 301-380-3407.

Independent Contractor

I am and shall remain a contractor of contracting firm while performing services for MORI. I am not and shall not be deemed to be an employee of MORI or its subsidiaries or affiliates for any purpose, and acknowledge and agree that I am not eligible to participate in any employment benefits plans, policies, or programs of any kind established or administered by MORI, including, among other things, pay, vacation pay, holiday pay, health, dental, or life insurance, profit sharing, stock purchase plans, workers compensation, or other benefits. I waive any right or claim to participate in or receive any benefits from MORI for any time period during which I am a contractor of my contracting firm. My contracting firm will determine and communicate my pay rate to me, as well as any information about benefits to which I may be entitled from my contracting firm. I will receive my paycheck from my contracting firm, not MORI, and I agree that this paycheck may be picked up at or distributed by my contracting firm. Any issues, concerns, or grievances relating to my assignment with MORI should be addressed to my contracting firm. My contracting firm will handle routine personnel matters, such as reference and credit checks. There will be no common personnel records between my contracting firm and MORI. I do not have and shall not have the right to bind MORI by any representation, promise, contract, or other act or omission.

No Right or License

Nothing in this acknowledgement will be construed to grant any right or license to me or my contracting firm with respect to data or information disclosed by MORI, or any patent, trademark, copyright, trade secret, or other intellectual property right owned, held or controlled by MORI. As between me, my contracting firm and MORI, all rights (including the right to reproduce, distribute, extract, or disclose to other persons or entities), title, and interest in and to any such data, information and intellectual property belong exclusively to and shall remain exclusively with MORI.

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Ownership of Work

1.	I agree that all rights, title and interest (including but not limited to copyright and patent rights) in all work, products (including without limitation marks; computer programs and documentation; photographs; logos; designs; drawings; artistic and graphical works; reports; data; information; and other works of authorship, if any) made by me or my contracting firm, or its suppliers or contractors, as part of performance of services for MORI (all such works hereinafter “Work Products”) will be as set forth in the agreement between my contracting firm and MORI. Both MORI and Contractor will have equal rights in the Work Product.

2.	Any Work Products based on MORI confidential information will be the exclusive property of MORI and hereby assign any rights I may have in such Work Products to MORI as necessary to give effect to such agreement. MORI may register, record, and otherwise perfect title to and ownership of all such Work Products in MORI’s own name. I agree to execute such documents, and otherwise provide such assistance, as MORI may reasonably request, at MORI’s expense, to accomplish the purposes of this paragraph. Notwithstanding the above, information or work product based on industry experience or non-confidential MORI information gained prior to the date of this agreement or outside the performance of services for MORI shall be excluded from scope of this paragraph number 2.

By signing the first page of this document I certify that I have read and understand all the information contained in this acknowledgement and that I agree to comply with its provisions. I recognize that if I fail to comply with this Agreement, MORI may terminate its relationship with my contracting firm and me and exercise other legal remedies to protect its rights.

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